Exhibit 21.1

FIRST FINANCIAL CORPORATION AND SUBSIDIARIES

 SUBSIDIARIES OF THE REGISTRANT

Name Under Which Subsidiary	State of Incorporation
Does Business	or Organization

Apex Lloyds Insurance Company	Texas
First Advisory Services, Inc.	Texas
First Apex, Re	Vermont
First Financial Information Services	Delaware
First Financial Insurance Agency, Inc.	Arkansas
First Preference Mortgage Corp	Texas
First Preference Properties, Inc.	Texas
Shelter Resources, Inc.	Delaware
Texas Apex, Inc.	Texas
Tri-Triangle Insurance Agency, Inc.	Texas